EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT made and entered into effect as of _______, 2015, by and between Eagle Mountain Corporation, a Delaware corporation (the “Corporation”) and ____________________ (“Holder”).

WITNESSETH:

WHEREAS, pursuant to an Assignment and Assumption Agreement dated ______, 2015, the Corporation assumed certain convertible debenture of Mountain Eagle Ltd issued to the Holder, in the aggregate amount of $_________  (“Debt”);

WHEREAS, the Corporation desires to extinguish the liability represented by the Debt;

WHEREAS, the Holder is willing to accept, in full payment and satisfaction of the Debt, _____shares of Series D Convertible Preferred Stock of the Corporation (“Shares”), with such rights and designations as set forth in the form of Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (“Series D Preferred Stock”), attached hereto as Exhibit A;

WHEREAS, the board of directors of the Corporation deem it advisable and in the best interests of the Corporation to consummate the transactions contemplated by this Agreement in order to remove such debt from its balance sheet, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, the parties hereby agree as follows:

ARTICLE 1
EXCHANGE; CLOSING

Section 1.1                      Exchange.  Subject to the terms and conditions herein stated, Holder agrees at the Closing to exchange the Debt for the Shares, free and clear of any and all liens, claims, charges and other encumbrances.

Section 1.2                      Consideration.  In consideration for the exchange of the Debt by Holder, the Corporation agrees at the Closing to issue and deliver an aggregate of ______ shares of Series D Preferred Stock to Holder.

Section 1.3                      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery hereof at the offices of the Corporation or such other place as the parties may agree.

Section 1.4                      Deliveries at Closing.  At the closing:

(a)           the Corporation shall deliver to Holder a certificate, registered in the name of the Holder, representing the Shares.

Section 1.5                      Release. Upon delivery of the Shares to the Holder, the Holder releases and forever discharges the Corporation and Eagle Mountain Ltd. and their assign(s) and personal representative(s) and all persons or entities acting by, through or under either of the foregoing, of and from all and all manner of actions, suits, debts, sums of money, contracts, agreements, claims and demands at law or in equity, that the Holder had or may have arising from the Debt.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder represents and warrants to the Corporation as of the date hereof as follows:

Section 2.1.                      Holder acknowledges that the Shares are restricted securities, that Holder is acquiring the Shares for his own account with the present intention of holding the Shares for purposes of investment and not with a view to distribution within the meaning of the Securities Act of 1933, as amended and that the Shares will bear a legend to such effect.  Holder has relied solely on his independent investigation in making the decision to purchase the Shares.

Section 2.2                      Holder is an “Accredited Investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). In general, an “Accredited Investor” is deemed to be an institution with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding such person’s residence) or annual income exceeding $200,000 or $300,000 jointly with his or her spouse.

Section 2.3                      Holder hereby acknowledges receipt and careful review of this Agreement, the Certificate of Designations for the Series D Preferred Stock and all other exhibits thereto  (collectively referred to as the “Transaction Documents”) and has had access to the Corporation’s Annual Report on Form 10-K and the exhibits thereto for the fiscal year ended December 31, 2014 (the “Form 10-K”), and the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (the “Form 10-Q”) and all subsequent periodic and current reports filed with the SEC as publicly filed with and available at the website of the SEC which can be accessed at www.sec.gov, and has received any additional information that Holder has requested from the Corporation, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Corporation concerning the Corporation and the terms and conditions of the Offering; provided, however that no investigation performed by or on behalf of the Subscriber shall limit or otherwise affect its right to rely on the representations and warranties of the Corporation contained herein.

Section 2.4                      Holder understands and agrees that the certificates for the Shares shall bear substantially the following legend until (i) such Shares shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective or (ii) in the opinion of counsel acceptable to the Corporation, such Securities may be sold without registration under the Securities Act, as well as any applicable “blue sky” or state securities laws:

“[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE CORPORATION), IN A FORM REASONABLY ACCEPTABLE TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Section 2.5                      Holder acknowledges and understands that the Corporation currently does not have a sufficient number of authorized and unissued shares of Common Stock for issuance upon conversion of all its outstanding convertible securities and Series D Preferred Stock may not convert into shares of common stock till such time the Corporation files with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation to increase its authorized number of shares of common stock (the “Certificate of Amendment”). Holder further acknowledges that there cannot be any assurance that the Corporation will receive the required stockholder approval to authorize the Certificate of Amendment.

Section 2.6                      Except as set forth above in this Section 2, no other representations or warranties of any kind, express or implied, are made in this Agreement by Holder to the Corporation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to Holder as of the date hereof as follows:

Section 3.1                      Organization.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

Section 3.2                      Capitalization.  As of the date of this Agreement, the authorized capital stock of the Corporation consists of 50,000,000 shares of common stock, $.001 par value per share, 39,684,495 shares of which are validly issued and outstanding and 20,000,000 share of preferred stock, $.001 par value per share, 0 of which are validly issued and outstanding.

Section 3.3                      Authority; Enforceability.  The Corporation has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.4                      Third Party Consents.  No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement or the consummation by the Corporation of any of the transactions contemplated hereby.

Section 3.5                      No Other Representations or Warranties.  Except as set forth above in this Section 3, no other representations or warranties, express or implied, are made in this Agreement by the Corporation to Holder.

ARTICLE 4
MISCELLANEOUS

Section 4.1                      Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall not be limited or affected by any investigation by or on behalf of any party hereto.

Section 4.2.                      Further Assurances.  Each of the Corporation and Holder will use its or his, as the case may be, best efforts to take all action and to do all things necessary, proper or advisable on order to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3                      Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 4.4                      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

Section 4.5                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

Section 4.6                      Amendment and Modification.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of __________________, 2015.

EAGLE MOUNTAIN CORPORATION

By:
        Name: Ronald Cormick
        Title: CEO

HOLDER

By: